Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-206562

August 26, 2015

Talmer Bancorp, Inc. Secondary Common Stock Offering Pricing

TROY, Mich., August 26, 2015 /PRNewswire/ — Talmer Bancorp, Inc. (“Talmer”) (Nasdaq: TLMR) announced today the pricing of the previously announced secondary offering by which funds affiliated with WL Ross & Co. LLC (“WL Ross”) agreed to sell 9,664,579 shares of their Talmer Class A common stock in an underwritten public offering.  Keefe, Bruyette & Woods, Inc., A Stifel Company is acting as sole underwriter for the offering and has priced the offering to purchasers at $14.95 per share.  WL Ross will receive all of the net proceeds from the offering and will no longer own any shares of Talmer outstanding common stock.

The offering is expected to close on or about August 31, 2015, subject to customary closing conditions.

Talmer will repurchase 5,077,000 shares in the offering, at a price per share equal to the price per share being paid by the underwriter to the selling shareholders.

A shelf registration statement, including a prospectus, with respect to the offering was previously filed by Talmer with the SEC and became effective on August 25, 2015.  Talmer also filed with the SEC a preliminary prospectus supplement relating to the offering.  The offering will be made only by means of a prospectus supplement and accompanying prospectus.

Copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained without charge from Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559. You may also obtain a copy of the prospectus supplement and accompanying prospectus without charge by visiting the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Talmer Bancorp, Inc.

Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust.  Our subsidiary bank, operating through branches and lending offices in Michigan, Ohio, Illinois, Indiana, Maryland, and Nevada, offers a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.

Forward-Looking Information

Some of the statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods.  Examples of forward-looking statements include, but are not limited to, statements regarding the expected closing date of the offering and Talmer’s intended repurchase of shares in the offering.  These forward-looking statements are subject to risks, uncertainties and other factors, as well as additional risks and uncertainties contained in the “Risk Factors” section and the forward-looking statement disclosure contained in Talmer’s Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements.  All forward-looking statements speak only as of the date of this press release.  Talmer undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION CONTACT:

Dennis Klaeser, Chief Financial Officer — Talmer Bancorp, Inc., (248) 649-2301

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